UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 22, 2010

WEBMEDIABRANDS INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-26393	06-1542480
(Commission File Number)	(IRS Employer ID Number)

50 Washington Street, Suite 912, Norwalk, Connecticut 06854
(Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including area code (203) 662-2800

__________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 22, 2010, the Board of Directors of WebMediaBrands Inc., a Delaware corporation, appointed Wayne A. Martino as a member of the Board, effective January 22, 2010.  Mr. Martino will hold office until he resigns, until WebMediaBrands’s 2010 Annual Meeting of Stockholders or until his successor is elected or qualified.  The Nominating and Corporate Governance Committee of the Board recommended Mr. Martino for appointment to the Board.

Mr. Martino, age 50, has been a principal of the law firm Brenner, Saltzman & Wallman, LLP since 1991. Mr. Martino was formerly a director of Ziplink, Inc. (NASDAQ: ZIPL) from 1999 until 2001 and Mecklermedia Corporation (NASDAQ: MECK) from 1993 until 1998. He has served on the State of Connecticut Nanotechnology Advisory Panel since 2005 and on the Board of Trustees of the Hamden Hall Country Day School since 2008. Mr. Martino received a B.A. from American University and a J.D. from the University of Connecticut Law School.

Mr. Martino will receive WebMediaBrands’s standard director compensation.  Pursuant to WebMediaBrands’s 2007 Non-Employee Director Compensation Plan (“Director Compensation Plan”), Mr. Martino received, upon becoming a director, an option to purchase 5,000 shares of WebMediaBrands’s common stock and, on an annual basis, he will receive stock options to purchase 16,000 shares of WebMediaBrands’s common stock that will vest in three equal annual installments.  In addition, Mr. Martino will receive an annual cash stipend of $20,000, a cash stipend of $5,000 for attendance at each board meeting held beyond the four scheduled meetings, and reimbursement for expenses incurred in connection with his attendance at Board meetings.

There were no arrangements or understandings between Mr. Martino and any other person pursuant to which Mr. Martino was appointed as a director, and there are no related party transactions between Mr. Martino and WebMediaBrands.  The Board committees that Mr. Martino will serve on have not yet been determined, but will be disclosed in an amendment to this Current Report on Form 8-K when that information becomes available.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

WEBMEDIABRANDS INC.

Date: January 22, 2010.	By:	/s/ Donald J. O’Neill
Donald J. O’Neill
Vice President and Chief Financial Officer